Subsidiaries of Digital Commerce International, Inc.

Name                                           Description
----                                           ------------
Digital Commerce Bank Inc.                     International  Banking  Services,
                                               international bankcard processing
                                               and private banking

Digital Commerce Merchant Service Inc.         Bankcard  processing  to domestic
                                               and international merchants.

Digital Commerce Inc.                          Sales  agent  for   organizations
                                               engaged in  processing  of credit
                                               card       transactions       for
                                               international merchants

Digital Commerce Canada Inc.                   Technology Development